                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (RULE 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                              (AMENDMENT NO. 5)(1)

                        NOBEL LEARNING COMMUNITIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $.001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    654889104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               HUGH STEVEN WILSON
                                LATHAM & WATKINS
                           701 "B" STREET, SUITE 2100
                        SAN DIEGO, CALIFORNIA 92101-8197
                                 (619) 236-1234
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                  MAY 25, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: [ ].

                       (Continued on the following pages)



                               Page 1 of 19 Pages

1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

                                  SCHEDULE 13D

CUSIP NO. 654889104                                                 PAGE 2 OF 19

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      KU LEARNING, L.L.C.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)[X]
                                                                         (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                         [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------

NUMBER OF               7     SOLE VOTING POWER
SHARES
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8     SHARED VOTING POWER
REPORTING
PERSON WITH                   1,883,500 SHARES
                        --------------------------------------------------------
                        9     SOLE DISPOSITIVE POWER

                        --------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER

                              1,883,500 SHARES
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,883,500 SHARES
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                       [ ]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      28.7% (1)
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

(1) BASED ON 6,554,966 SHARES OF COMMON STOCK OUTSTANDING AS OF MAY 12, 2003, AS REPORTED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FILED WITH THE COMMISSION ON MAY 13, 2003.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP NO. 654889104                                                 PAGE 3 OF 19

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      KNOWLEDGE UNIVERSE LEARNING GROUP, L.L.C.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)[X]
                                                                         (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                         [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------

NUMBER OF               7     SOLE VOTING POWER
SHARES
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8     SHARED VOTING POWER
REPORTING
PERSON WITH                   1,883,500 SHARES
                        --------------------------------------------------------
                        9     SOLE DISPOSITIVE POWER

                        --------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER

                              1,883,500 SHARES
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,883,500 SHARES
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                       [ ]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      28.7% (1)
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

(1) BASED ON 6,554,966 SHARES OF COMMON STOCK OUTSTANDING AS OF MAY 12, 2003, AS REPORTED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FILED WITH THE COMMISSION ON MAY 13, 2003.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP NO. 654889104                                                 PAGE 4 OF 19

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      KNOWLEDGE UNIVERSE II LLC
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)[X]
                                                                         (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                         [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------

NUMBER OF               7     SOLE VOTING POWER
SHARES
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8     SHARED VOTING POWER
REPORTING
PERSON WITH                   1,883,500 SHARES
                        --------------------------------------------------------
                        9     SOLE DISPOSITIVE POWER

                        --------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER

                              1,883,500 SHARES
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,883,500 SHARES
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                       [ ]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      28.7% (1)
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

(1) BASED ON 6,554,966 SHARES OF COMMON STOCK OUTSTANDING AS OF MAY 12, 2003, AS REPORTED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FILED WITH THE COMMISSION ON MAY 13, 2003.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP NO. 654889104                                                 PAGE 5 OF 19

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      KNOWLEDGE UNIVERSE, L.L.C.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)[X]
                                                                         (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                         [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------

NUMBER OF               7     SOLE VOTING POWER
SHARES
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8     SHARED VOTING POWER
REPORTING
PERSON WITH                   1,883,500 SHARES
                        --------------------------------------------------------
                        9     SOLE DISPOSITIVE POWER

                        --------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER

                              1,883,500 SHARES
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,883,500 SHARES
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                       [ ]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      28.7% (1)
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

(1) BASED ON 6,554,966 SHARES OF COMMON STOCK OUTSTANDING AS OF MAY 12, 2003, AS REPORTED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FILED WITH THE COMMISSION ON MAY 13, 2003.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP NO. 654889104                                                 PAGE 6 OF 19

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      ET HOLDINGS, L.L.C.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)[X]
                                                                         (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                         [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------

NUMBER OF               7     SOLE VOTING POWER
SHARES
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8     SHARED VOTING POWER
REPORTING
PERSON WITH                   1,883,500 SHARES
                        --------------------------------------------------------
                        9     SOLE DISPOSITIVE POWER

                        --------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER

                              1,883,500 SHARES
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,883,500 SHARES
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                       [ ]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      28.7% (1)
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

(1) BASED ON 6,554,966 SHARES OF COMMON STOCK OUTSTANDING AS OF MAY 12, 2003, AS REPORTED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FILED WITH THE COMMISSION ON MAY 13, 2003.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP NO. 654889104                                                 PAGE 7 OF 19

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      ET CONSOLIDATED, L.L.C.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)[X]
                                                                         (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                         [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------

NUMBER OF               7     SOLE VOTING POWER
SHARES
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8     SHARED VOTING POWER
REPORTING
PERSON WITH                   1,883,500 SHARES
                        --------------------------------------------------------
                        9     SOLE DISPOSITIVE POWER

                        --------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER

                              1,883,500 SHARES
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,883,500 SHARES
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                       [ ]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      28.7% (1)
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

(1) BASED ON 6,554,966 SHARES OF COMMON STOCK OUTSTANDING AS OF MAY 12, 2003, AS REPORTED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FILED WITH THE COMMISSION ON MAY 13, 2003.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP NO. 654889104                                                 PAGE 8 OF 19

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      HAMPSTEAD ASSOCIATES, L.L.C.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)[X]
                                                                         (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                         [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
--------------------------------------------------------------------------------

NUMBER OF               7     SOLE VOTING POWER
SHARES
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8     SHARED VOTING POWER
REPORTING
PERSON WITH                   1,883,500 SHARES
                        --------------------------------------------------------
                        9     SOLE DISPOSITIVE POWER

                        --------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER

                              1,883,500 SHARES
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,883,500 SHARES
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                       [ ]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      28.7% (1)
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

(1) BASED ON 6,554,966 SHARES OF COMMON STOCK OUTSTANDING AS OF MAY 12, 2003, AS REPORTED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FILED WITH THE COMMISSION ON MAY 13, 2003.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP NO. 654889104                                                 PAGE 9 OF 19

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      MOLLUSK HOLDINGS, L.L.C.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)[X]
                                                                         (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                         [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      CALIFORNIA
--------------------------------------------------------------------------------

NUMBER OF               7     SOLE VOTING POWER
SHARES
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8     SHARED VOTING POWER
REPORTING
PERSON WITH                   1,883,500 SHARES
                        --------------------------------------------------------
                        9     SOLE DISPOSITIVE POWER

                        --------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER

                              1,883,500 SHARES
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,883,500 SHARES
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                       [ ]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      28.7% (1)
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

(1) BASED ON 6,554,966 SHARES OF COMMON STOCK OUTSTANDING AS OF MAY 12, 2003, AS REPORTED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FILED WITH THE COMMISSION ON MAY 13, 2003.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP NO. 654889104                                                PAGE 10 OF 19

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      CEPHALOPOD CORPORATION
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)[X]
                                                                         (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                         [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      CALIFORNIA
--------------------------------------------------------------------------------

NUMBER OF               7     SOLE VOTING POWER
SHARES
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8     SHARED VOTING POWER
REPORTING
PERSON WITH                   1,883,500 SHARES
                        --------------------------------------------------------
                        9     SOLE DISPOSITIVE POWER

                        --------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER

                              1,883,500 SHARES
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,883,500 SHARES
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                       [ ]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      28.7% (1)
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

(1) BASED ON 6,554,966 SHARES OF COMMON STOCK OUTSTANDING AS OF MAY 12, 2003, AS REPORTED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FILED WITH THE COMMISSION ON MAY 13, 2003.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP NO. 654889104                                                PAGE 11 OF 19


1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    LAWRENCE INVESTMENTS, L.L.C.
--------------------------------------------------------------------------------

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------

3   SEC USE ONLY

--------------------------------------------------------------------------------

4   SOURCE OF FUNDS*

--------------------------------------------------------------------------------

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEM 2(d) or 2(e)                                      [ ]
--------------------------------------------------------------------------------

6   CITIZENSHIP OR PLACE OF ORGANIZATION

    CALIFORNIA
--------------------------------------------------------------------------------

NUMBER OF                        7  SOLE VOTING POWER
SHARES
BENEFICIALLY                     -----------------------------------------------
OWNED BY EACH
REPORTING                        8  SHARED VOTING POWER
PERSON WITH
                                    1,883,500 SHARES
                                 -----------------------------------------------

                                 9  SOLE DISPOSITIVE POWER

                                 -----------------------------------------------
                                 10 SHARED DISPOSITIVE POWER

                                    1,883,500 SHARES
                                 -----------------------------------------------

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,883,500 SHARES
--------------------------------------------------------------------------------

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                               [ ]
--------------------------------------------------------------------------------

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    28.7%(1)
--------------------------------------------------------------------------------

14  TYPE OF REPORTING PERSON*

    OO
--------------------------------------------------------------------------------

(1) BASED ON 6,554,966 SHARES OF COMMON STOCK OUTSTANDING AS OF MAY 12, 2003, AS REPORTED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FILED WITH THE COMMISSION ON MAY 13, 2003.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP NO. 654889104                                                PAGE 12 OF 19


1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    LAWRENCE J. ELLISON
--------------------------------------------------------------------------------

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------

3   SEC USE ONLY

--------------------------------------------------------------------------------

4   SOURCE OF FUNDS*

--------------------------------------------------------------------------------

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEM 2(d) or 2(e)                                      [ ]
--------------------------------------------------------------------------------

6   CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------

NUMBER OF                        7  SOLE VOTING POWER
SHARES
BENEFICIALLY                     -----------------------------------------------
OWNED BY EACH
REPORTING                        8  SHARED VOTING POWER
PERSON WITH
                                    1,883,500 SHARES
                                 -----------------------------------------------

                                 9  SOLE DISPOSITIVE POWER

                                 -----------------------------------------------
                                 10 SHARED DISPOSITIVE POWER

                                    1,883,500 SHARES
                                 -----------------------------------------------

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,883,500 SHARES
--------------------------------------------------------------------------------

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                               [ ]
--------------------------------------------------------------------------------

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    28.7%(1)
--------------------------------------------------------------------------------

14  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
(1) BASED ON 6,554,966 SHARES OF COMMON STOCK OUTSTANDING AS OF MAY 12, 2003, AS REPORTED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FILED WITH THE COMMISSION ON MAY 13, 2003.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP NO. 654889104                                                PAGE 13 OF 19


1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    RIDGEVIEW ASSOCIATES, LLC
--------------------------------------------------------------------------------

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------

3   SEC USE ONLY

--------------------------------------------------------------------------------

4   SOURCE OF FUNDS*

--------------------------------------------------------------------------------

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEM 2(d) or 2(e)                                      [ ]
--------------------------------------------------------------------------------

6   CITIZENSHIP OR PLACE OF ORGANIZATION

    CALIFORNIA
--------------------------------------------------------------------------------

NUMBER OF                        7  SOLE VOTING POWER
SHARES
BENEFICIALLY                     -----------------------------------------------
OWNED BY EACH
REPORTING                        8  SHARED VOTING POWER
PERSON WITH
                                    1,883,500 SHARES
                                 -----------------------------------------------

                                 9  SOLE DISPOSITIVE POWER

                                 -----------------------------------------------
                                 10 SHARED DISPOSITIVE POWER

                                    1,883,500 SHARES
                                 -----------------------------------------------

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,883,500 SHARES
--------------------------------------------------------------------------------

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                               [ ]
--------------------------------------------------------------------------------

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    28.7%(1)
--------------------------------------------------------------------------------

14  TYPE OF REPORTING PERSON*

    OO
--------------------------------------------------------------------------------
(1) BASED ON 6,554,966 SHARES OF COMMON STOCK OUTSTANDING AS OF MAY 12, 2003, AS REPORTED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FILED WITH THE COMMISSION ON MAY 13, 2003.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP NO. 654889104                                                PAGE 14 OF 19


1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    MICHAEL R. MILKEN
--------------------------------------------------------------------------------

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------

3   SEC USE ONLY

--------------------------------------------------------------------------------

4   SOURCE OF FUNDS*

--------------------------------------------------------------------------------

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEM 2(d) or 2(e)                                      [ ]
--------------------------------------------------------------------------------

6   CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------

NUMBER OF                        7  SOLE VOTING POWER
SHARES
BENEFICIALLY                     -----------------------------------------------
OWNED BY EACH
REPORTING                        8  SHARED VOTING POWER
PERSON WITH
                                    1,883,500 SHARES
                                 -----------------------------------------------

                                 9  SOLE DISPOSITIVE POWER

                                 -----------------------------------------------
                                 10 SHARED DISPOSITIVE POWER

                                    1,883,500 SHARES
                                 -----------------------------------------------

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,883,500 SHARES
--------------------------------------------------------------------------------

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                               [ ]
--------------------------------------------------------------------------------

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    28.7%(1)
--------------------------------------------------------------------------------

14  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
(1) BASED ON 6,554,966 SHARES OF COMMON STOCK OUTSTANDING AS OF MAY 12, 2003, AS REPORTED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FILED WITH THE COMMISSION ON MAY 13, 2003.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP NO. 654889104                                                PAGE 15 OF 19


1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    LOWELL J. MILKEN
--------------------------------------------------------------------------------

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------

3   SEC USE ONLY

--------------------------------------------------------------------------------

4   SOURCE OF FUNDS*

--------------------------------------------------------------------------------

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEM 2(d) or 2(e)                                      [ ]
--------------------------------------------------------------------------------

6   CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------

NUMBER OF                        7  SOLE VOTING POWER
SHARES
BENEFICIALLY                     -----------------------------------------------
OWNED BY EACH
REPORTING                        8  SHARED VOTING POWER
PERSON WITH
                                    1,883,500 SHARES
                                 -----------------------------------------------

                                 9  SOLE DISPOSITIVE POWER

                                 -----------------------------------------------
                                 10 SHARED DISPOSITIVE POWER

                                    1,883,500 SHARES
                                 -----------------------------------------------

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,883,500 SHARES
--------------------------------------------------------------------------------

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                               [ ]
--------------------------------------------------------------------------------

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    28.7%(1)
--------------------------------------------------------------------------------

14  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

(1) BASED ON 6,554,966 SHARES OF COMMON STOCK OUTSTANDING AS OF MAY 12, 2003, AS REPORTED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FILED WITH THE COMMISSION ON MAY 13, 2003.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

            This Amendment No. 5 to Schedule 13D ("Amendment No. 5") relating to Nobel Learning Communities, Inc., a Delaware corporation (the "Company"), is being filed on behalf of the undersigned to amend the Schedule 13D filed with the Commission on January 26, 1998, as amended by Amendment No. 1 thereto filed with the Commission on June 2, 1998, Amendment No. 2 thereto filed with the Commission on November 10, 1999, Amendment No. 3 thereto filed with the Commission on December 31, 2002 and Amendment No. 4 thereto filed with the Commission on March 14, 2003 (together, the "Schedule 13D"). Terms defined in the Schedule 13D and not defined herein have the same meaning as in the Schedule 13D.

ITEM 4.     PURPOSE OF TRANSACTION.

            The information in Item 4 is hereby amended and supplemented by adding the following thereto:

            On May 25, 2003, Steven B. Fink and Joseph W. Harch, directors of the Company nominated by KU Learning pursuant to the Agreement Regarding Board of Directors and Amendment of Rights Agreement filed as Exhibit 5 to Amendment No. 4 to this Schedule 13D, informed the Company's Board of Directors that Harch Capital Management, Inc., had arranged for KU Learning, its affiliates and/or designees to make a proposal and to provide the Company with additional debt and equity financing. The debt financing would involve the issuance of up to $10 million of Senior Unsecured Notes, the proposed terms of which are set forth in a Senior Unsecured Notes Term Sheet which is attached as Exhibit 6 to this Amendment No. 5 to Schedule 13D and incorporated herein by reference. The proposed equity financing consists of a rights offering to all common stockholders of the Company for the issuance of up to $7 million of a new Series E Convertible Preferred Stock at a price of $4.50 per share. KU Learning, its affiliates and/or designees are prepared to subscribe for and purchase KU Learning's pro rata portion of the rights offering and are prepared to offer a standby commitment to purchase any of the shares of Series E Convertible Preferred Stock that are not purchased by the other common stockholders in the rights offering. The terms of the proposed rights offering are set forth in the KU Learning, L.L.C. Proposed Rights Offering by Nobel Learning Communities, Inc. and Summary of Terms for Series E Convertible Preferred Stock which is attached as Exhibit 7 to this Amendment No. 5 to Schedule 13D and incorporated herein by reference. On May 27, 2003, the Company advised Messrs. Fink and Harch that the Company had rejected the foregoing proposals.

ITEM 7.     MATERIAL TO BE FILED AS EXHIBITS.

            The information is hereby amended and supplemented by adding the following thereto:

Exhibit 6   Senior Unsecured Notes Term Sheet

Exhibit 7 KU Learning, L.L.C. Proposed Rights Offering by Nobel Learning Communities, Inc. and Summary of Terms for Series E Convertible Preferred Stock dated May 25, 2003

                                   SIGNATURES

            After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  May 27, 2003                 KU LEARNING, L.L.C.,
                                     a Delaware limited liability company

                                                /s/ STANLEY E. MARON
                                     ------------------------------------
                                     By:  Stanley E. Maron
                                     Its:  Assistant Secretary

                                     KNOWLEDGE UNIVERSE LEARNING GROUP, L.L.C., a Delaware limited liability company

                                                /s/ STANLEY E. MARON
                                     ------------------------------------
                                     By:  Stanley E. Maron
                                     Its:  Secretary

                                     KNOWLEDGE UNIVERSE II LLC,
                                     a Delaware limited liability company

                                                /s/ STANLEY E. MARON
                                     ------------------------------------
                                     By:  Stanley E. Maron
                                     Its:  Secretary

                                     KNOWLEDGE UNIVERSE, L.L.C.,
                                     a Delaware limited liability company

                                                /s/ STANLEY E. MARON
                                     ------------------------------------
                                     By:  Stanley E. Maron
                                     Its:  Secretary

                                     ET HOLDINGS, L.L.C.,
                                     a Delaware limited liability company

                                                /s/ STANLEY E. MARON
                                     ------------------------------------
                                     By:  Stanley E. Maron
                                     Its:  Assistant Secretary


                                     ET CONSOLIDATED, L.L.C.,
                                     a Delaware limited liability company

                                                /s/ STANLEY E. MARON
                                     ------------------------------------
                                     By:  Stanley E. Maron
                                     Its:  Assistant Secretary

                                     HAMPSTEAD ASSOCIATES, L.L.C.,
                                     a Delaware limited liability company

                                     By:   RIDGEVIEW ASSOCIATES, LLC,
                                           a California limited liability
                                           company
                                     Its:  Manager

                                                /s/ LOWELL J. MILKEN
                                     ------------------------------------------
                                     By:   Lowell J. Milken
                                     Its:  Manager

                                     MOLLUSK HOLDINGS, L.L.C.,
                                     a California limited liability company

                                     By:   CEPHALOPOD CORPORATION
                                     Its:  Manager

                                                /s/ PHILIP B. SIMON
                                     ------------------------------------------
                                     By:   Philip B. Simon
                                     Its:  President

                                     CEPHALOPOD CORPORATION,
                                     a California Corporation

                                                /s/ PHILIP B. SIMON
                                     ------------------------------------------
                                     By:   Philip B. Simon
                                     Its:  President

                                     LAWRENCE INVESTMENTS, LLC,
                                     a California limited liability company

                                                /s/ PHILIP B. SIMON
                                     ------------------------------------------
                                     By:   Philip B. Simon
                                     Its:  President

                                     RIDGEVIEW ASSOCIATES, LLC,
                                     a California limited liability company

                                                /s/ LOWELL J. MILKEN
                                     ------------------------------------------
                                     By:   Lowell J. Milken
                                     Its:  Manager

                                                /s/ MICHAEL R. MILKEN
                                     ------------------------------------------
                                     Michael R. Milken, an individual

                                                /s/ LOWELL J. MILKEN
                                     ------------------------------------------
                                     Lowell J. Milken, an individual

                                                /s/ LAWRENCE J. ELLISON
                                     ------------------------------------------
                                     Lawrence J. Ellison, an individual
                                     by Philip B. Simon his attorney-in-fact

                                  EXHIBIT INDEX


         Exhibit 1         Joint Filing Agreement dated as of December 30, 2002 (previously filed as Exhibit 1 to Amendment No. 3 to the Schedule 13D filed with the Commission on December 31, 2002)


         Exhibit 2         Confidentiality Agreement dated as of May 8, 1998 between Knowledge Universe, L.L.C.
                           and Nobel Education Dynamics, Inc. (previously filed as Exhibit 2 to Amendment No. 1 to the Schedule 13D filed with the Commission on June 2, 1998)

         Exhibit 3         Assignment of Proxy (including the Proxy as Exhibit A thereto) (previously filed as Exhibit 3 to
                           Amendment No. 2 to the Schedule 13D filed with the Commission on November 10, 1999)

         Exhibit 4         Letter from counsel for KU Learning, L.L.C. to the Board of Directors of Nobel
                           Learning Communities, Inc., dated December 30, 2002 (previously filed as Exhibit 4 to
                           Amendment No. 3 to the Schedule 13D filed with the Commission on December 31, 2002)

         Exhibit 5         Agreement Regarding Board of Directors and Amendment of Rights Agreement dated March
                           12, 2003 between KU Learning, L.L.C. and Nobel Learning Communities, Inc. (previously filed as Exhibit 5 to Amendment No. 4 to the Schedule 13D filed with the Commission on
                           March 14, 2003)

         Exhibit 6         Senior Unsecured Notes Term Sheet

         Exhibit 7         KU Learning, L.L.C. Proposed Rights Offering by Nobel Learning Communities, Inc. and
                           Summary of Terms for Series E Convertible Preferred Stock dated May 25, 2003